EXHIBIT 99.1

Thursday, April 21, 2022

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Net Income for First Quarter

Toano, Va., April 21, 2022—C&F Financial Corporation (the Corporation) (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported consolidated net income of $5.7 million for the first quarter of 2022, which represents a decrease of $1.4 million, or 20.0 percent, as compared to the first quarter of 2021.  Adjusted net income decreased $1.5 million, or 20.8 percent, for the first quarter of 2022 compared to the first quarter of 2021.

	Reported		Adjusted[1]
	For The Quarter Ended		For The Quarter Ended
Consolidated Financial Highlights (unaudited)	3/31/22	3/31/21	3/31/22	3/31/21
Net income (000's)	$5,735	$7,165	$5,672	$7,165
Earnings per share - basic and diluted	$1.59	$1.92	$1.57	$1.92
Annualized return on average assets	1.01%	1.36%	1.00%	1.36%
Annualized return on average equity	10.99%	15.16%	10.87%	15.16%

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1The Corporation uses non-GAAP measures of financial performance, including adjusted net income, adjusted earnings per share, adjusted annualized return on average assets (ROA) and adjusted annualized return on average equity (ROE), to provide meaningful information about operating performance by excluding the effects of certain items that management does not expect to have an ongoing impact on consolidated net income. Adjusted net income for the first quarter of 2022 excludes the effects of branch consolidation activity. There were no such adjustments for the first quarter of 2021. For more information about these financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation, commented, “Our first quarter results demonstrate that we are well positioned for the challenges and opportunities presented by current market conditions.  The community banking segment continues to grow loans and deposits and we believe it is poised to benefit from recent increases in interest rates through expanded net interest margins. The consumer finance segment is delivering outstanding growth in its loan portfolio.  And while mortgage volume has subsided from the highs of 2020 and 2021, the mortgage banking segment’s traditional focus on purchase lending will help us to remain competitive as refinancing activity is likely to continue to decline across the industry.  We are watchful of the effect that inflation is having on our customers, our communities and on our own operating costs. Earnings and asset quality remain strong, and we are optimistic about our prospects for responsible growth as we continue to carry out our strategic objectives throughout 2022.”

Key highlights for the first quarter of 2022 are as follows.  Comparisons are to the first quarter of 2021 unless otherwise stated.

●	Average loans outstanding at the community banking segment, excluding Paycheck Protection Program (PPP) loans, increased 6.3 percent;
●	Average deposits increased 8.1 percent;
●	Average loans outstanding at the consumer finance segment increased 21.3 percent;
●	The Corporation recorded a net reversal of provision for loan losses of $328,000 for first quarter of 2022 on a consolidated basis, due primarily to the resolution of certain impaired loans at the community banking segment and other reserve releases, partially offset by provision for loan growth at the consumer finance and community banking segments. The Corporation recorded provision for loan losses of $280,000 for the first quarter of 2021;
●	The community banking segment recognized net PPP origination fees of $437,000 in the first quarter of 2022, compared to $864,000 in the first quarter of 2021;

●	Consolidated annualized net interest margin was 3.93 percent for the first quarter of 2022, compared to 4.33 percent and 4.09 percent for the first quarter of 2021 and fourth quarter of 2021, respectively. The decrease in the first quarter of 2022 compared to the fourth quarter of 2021 was due primarily to growth in lower yielding cash and investments while loans held for sale decreased, as well as lower accretion of net PPP origination fees;
●	The consumer finance segment experienced net charge-offs at an annualized rate of 0.04 percent of average total loans for the first quarter of 2022, compared to net recoveries of 0.14 percent for the year ended December 31, 2021. Delinquencies remain lower than pre-pandemic levels and a strong used car market has mitigated losses on defaulted loans;
●	The consumer finance segment’s average loan yield declined as a result of pursuing growth in higher quality, lower yielding loans; and
●	Mortgage banking segment loan originations decreased 55.1 percent for the first quarter of 2022 amid declines in mortgage industry volume and rising interest rates.

Community Banking Segment.  The community banking segment reported net income of $3.5 million for the first quarter of 2022, compared to $2.8 million for the same period in 2021.

Community banking segment net income increased $724,000 for the first quarter of 2022 compared to the first quarter of 2021 due primarily to:

●	a reversal of provision for loan losses of $700,000 in the first quarter of 2022, due primarily to the resolution of certain impaired loans and continued strong credit quality of the loan portfolio, compared to no provision for loan losses in the first quarter of 2021, and
●	lower interest expense due to lower average cost of time deposits and a shift in balances from time deposits toward lower-cost savings, money market and demand deposits;

partially offset by:

●	lower interest income as a result of lower accretion of net PPP origination fees and lower interest income on purchased credit impaired (PCI) loans, as well as lower average yields on other loans, partially offset by higher average balances of securities, loans (excluding PPP loans) and cash.

Average loans decreased $22.5 million, or 2.1 percent, for the first quarter of 2022, compared to the same period in 2021.  Excluding the impact of PPP loans, average loans increased $60.1 million, or 6.3 percent, for the first quarter of 2022, compared to the same period in 2021.  The increase in average loans outstanding excluding PPP loans for the first quarter 2022 compared to the same period in 2021 resulted primarily from growth in the commercial real estate segment of the loan portfolio. Average deposits increased $144.2 million, or 8.1 percent, for the first quarter of 2022, compared to the same period in 2021, and the mix of deposit balances shifted away from time deposits and toward lower cost savings, money market and demand deposits.

Average loan yields were lower for the first quarter of 2022 compared to the same period in 2021, due primarily to lower recognition of net origination fees on PPP loans and lower interest income on PCI loans.  PPP loans earn interest at a note rate of one percent as well as net origination fees that are amortized over the contractual term of the related loan or accelerated into interest income upon repayment of the loan.  Net PPP origination fees recognized in the first quarter of 2022 were $437,000, compared to $864,000 for the same period in 2021.  Since the second quarter of 2020, the community banking segment has recognized $6.1 million of net fees under the PPP, and there were unrecognized net deferred PPP fees at March 31, 2022 of $242,000, which are expected to be recognized in 2022. The recognition of interest income on PCI loans, which were acquired in connection with past mergers and acquisitions, is based on management’s expectation of future payments of principal and interest, which are inherently uncertain. Earlier than expected repayments of certain PCI loans resulted in the recognition of additional interest income during the first quarters of 2022 and 2021. Interest income recognized on PCI loans was $363,000 for the first quarter of 2022 and $517,000 for the first quarter of 2021.  During the first quarter of 2022, market interest rates increased, which the community banking segment expects to result in increases in net interest income at the community banking segment in future periods.  However, how, when and the extent to which rising interest rates will affect net interest income at the community banking segment is uncertain.

C&F Bank’s total nonperforming assets were $118,000 at March 31, 2022 compared to $3.2 million at December 31, 2021. Nonperforming assets included $118,000 in nonaccrual loans at March 31, 2022 and included $2.4 million in nonaccrual loans and $835,000 in other real estate owned (OREO) at December 31, 2021.  The decrease in nonaccrual loans at March

31, 2022 as compared to December 31, 2021 was primarily due to the resolution of certain impaired loans during the first quarter of 2022.  The community banking segment recorded a net reversal of provision for loan losses of $700,000 for the first quarter of 2022, compared to no provision for loan losses recored for the first quarter of 2021. At March 31, 2022, the allowance for loan losses decreased to $14.1 million, compared to $14.8 million at December 31, 2021.  Decreases in the allowance for loan losses during 2022 related to improvement in asset quality during 2022, including impaired loans, and a release of certain qualitative adjustments to reserves related to the COVID-19 pandemic, which were partially offset by provision related to growth in the loan portfolio. Management believes that the level of the allowance for loan losses is sufficient to absorb losses inherent in the portfolio.

Mortgage Banking Segment.  The mortgage banking segment reported net income of $866,000 for the first quarter of 2022, compared to net income of $2.5 million for the same period in 2021.

The decrease in net income of the mortgage banking segment for the first quarter of 2022 compared to the first quarter of 2021 was due primarily to (1) lower volume of mortgage loan originations and mortgage lender services and (2) lower margins on sales of mortgage loans, partially offset by lower provision for indemnification losses.

Mortgage loan originations for the mortgage banking segment were $189.9 million for the first quarter of 2022, compared to $422.5 million for the first quarter of 2021.  Mortgage loan originations for the mortgage banking segment during the first quarter of 2022 for refinancings and home purchases were $48.4 million and $141.5 million, respectively, compared to $235.2 million and $187.3 million, respectively, during the first quarter of 2021.  Following the elevated volume levels in the mortgage industry during 2020 and 2021 that accompanied historically low mortgage interest rates and a highly active residential real estate market, the first quarter of 2022 represents a return to levels of mortgage banking segment volume (of both refinancings and home purchases), revenues and net income that are somewhat normalized and still compare favorably to periods prior to 2020.

During the first quarter of 2022, the mortgage banking segment recorded a reversal of provisions for indemnification losses of $583,000, compared to provision for indemnification losses of $17,000 in the first quarter of 2021.  The release of indemnification reserves in the first quarter of 2022 was due primarily to improvement in the mortgage banking segment’s assessment of borrower payment performance and other factors affecting expected losses on mortgage loans sold in the secondary market.  The mortgage banking segment increased reserves for indemnification losses during 2020 based on widespread forbearance on mortgage loans and economic uncertainty related to the COVID-19 pandemic.  To date, the mortgage banking segment has not made any payments for indemnification losses since the onset of the COVID-19 pandemic, and management believes that the indemnification reserve is sufficient to absorb losses related to loans that have been sold in the secondary market.

Consumer Finance Segment.  The consumer finance segment reported net income of $2.1 million for the first quarter of 2022, compared to net income of $2.5 million for the same period in 2021.

Net income for the consumer finance segment decreased $465,000 for the first quarter of 2022 compared to the first quarter of 2021 due to lower yields on automobile loans and higher provision for loan losses, partially offset by loan growth. Provision for loan losses increased as a result of significant loan growth in 2022, partially offset by a release of reserves related to continued improvement in loan performance. Average yields on loans decreased for the first quarter of 2022 compared to the same period in 2021 as a result of the consumer finance segment’s pursuing growth in higher quality, lower yielding loans.

Average loans outstanding increased $66.9 million, or 21.3%, for the first quarter of 2022 compared to the same period in 2021. The consumer finance segment experienced annualized net charge-offs for the first quarter of 2022 of 0.04 percent of average total loans, compared to net charge-offs of 0.51 percent for the first quarter of 2021. The decline in the net charge-off ratio for the first quarter of 2022 compared to the first quarter of 2021 reflects a lower number of charge-offs during 2022 and lower losses per loan charged off as a result of a strong used car market.  The consumer finance segment has experienced loan performance since 2020 that has been generally stronger than periods prior to the COVID-19 pandemic, resulting in part from the consumer finance segment continuing to purchase higher quality loans, and in part from government stimulus measures in response to the pandemic that benefitted borrowers.  At March 31, 2022, total delinquent loans as a percentage of total loans was 1.71 percent, compared to 2.16 percent at December 31, 2021 and 1.56 percent at March 31, 2021. The allowance for loan losses was $25.1 million at March 31, 2022, compared to $24.8 million at December 31, 2021. The allowance for loan losses as a percentage of total loans decreased to 6.33 percent at March 31, 2022 from 6.73 percent at December 31, 2021, primarily as a result of improving credit quality of the portfolio, which has resulted in lower net charge-offs, and a reduction of certain qualitative adjustments to reserves related to the COVID-19 pandemic. Management believes that the level of the allowance for loan losses is sufficient to absorb losses inherent in the portfolio.  If loan performance deteriorates resulting in elevated delinquencies or net charge-offs, provision for loan losses may increase in future periods.

Capital and Dividends.  The Corporation declared a quarterly cash dividend of 40 cents per share during the first quarter of 2022, which was paid on April 1, 2022.  These dividends represent a payout ratio of 25.2 percent of earnings per share for the first quarter of 2022.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity decreased $9.7 million at March 31, 2022 compared to December 31, 2021, due primarily to unrealized losses in the market value of securities available for sale, which are recognized as a component of other comprehensive income.  The Corporation’s securities available for sale are fixed income debt securities, and their decline in market value during the first quarter of 2022 was a result of rising market interest rates. The Corporation expects to recover its investments in debt securities through scheduled payments of principal and interest, and unrealized losses are not expected to affect the earnings or regulatory capital of the Corporation or the Bank.

In November 2021, the Board of Directors authorized a program, effective December 1, 2021, to repurchase up to $10.0 million of the Corporation’s common stock through November 30, 2022. During the first quarter of 2022, the Corporation repurchased 9,717 shares, or $493,000, of its common stock under this share repurchase program.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $52.39 per share on April 20, 2022.  At March 31, 2022, the book value of the Corporation was $56.57 per share and the tangible book value per share was $48.93.  For more information about the Corporation’s tangible book value per share, which is not calculated in accordance with GAAP, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

C&F Bank operates 31 banking offices and 4 commercial loan offices located throughout the Hampton to Charlottesville corridor and the Northern Neck region in Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, marine and RV loans through indirect lending programs offered in Alabama, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include adjusted net income, adjusted earnings per share, adjusted ROE, adjusted return on tangible common equity (ROTCE), adjusted ROA, tangible book value per share, and the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that the use of these non-GAAP measures provides meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income. The non-GAAP measures used by management enhance comparability by excluding the effects of (1) items that do not reflect ongoing operating performance, (2) balances of intangible assets, including goodwill, that vary significantly between institutions, and (3) tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.  This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management, and reflect management’s current views with respect to certain events that could have an impact on the Corporation’s future financial performance.  These statements, including without limitation statements made in Mr. Cherry’s quotes, relate to expectations concerning matters that are not historical fact, may express “belief,” “intention,” “expectation,” “potential” and similar expressions, and may use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “intend,” “should,” “could,” or similar expressions.   These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future operations and financial performance, future dividend payments, strategic business initiatives and the anticipated effects thereof, rising interest rates and the effects thereof on net interest income, future recognition of PPP origination fees, mortgage loan originations, technology initiatives, our diversified business strategy, asset quality, credit quality, adequacy of allowances for loan losses and the level of future charge-offs, capital levels, the effect of future market and industry trends, the effects of future interest rate fluctuations, cybersecurity risks, and inflation. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in short-term interest rates or yields on U.S. Treasury bonds and increases or volatility in mortgage interest rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, continuing supply chain disruption and slowdowns in economic growth, and particularly related to further and sustained economic impacts of the COVID-19 pandemic, the effectiveness of the Corporation’s efforts to respond to the COVID-19 pandemic, the pace of economic recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein and in other periodic reports the Corporation files with the SEC, (4) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (6) the value of securities held in the Corporation’s investment portfolios, (7) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (8) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (9) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (10) the level of indemnification losses related to mortgage loans sold, (11) demand for loan products, (12) deposit flows, (13) the strength of the Corporation’s counterparties, (14) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (15) demand for financial services in the Corporation’s market area, (16) reliance on third parties for key services, (17) the commercial and residential real estate markets, (18) demand in the secondary residential mortgage loan markets, (19) the Corporation’s technology initiatives and other strategic initiatives, (20) the Corporation’s branch expansions and consolidations, (21) cyber threats, attacks or events, (22) expansion of C&F Bank’s product offerings, and (23) accounting principles, policies and guidelines, and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021 and other reports filed with the SEC.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

(unaudited)

Financial Condition	3/31/2022	12/31/2021	3/31/2021
Interest-bearing deposits in other banks	$254,178	$248,053	$133,593
Investment securities - available for sale, at fair value	415,532	373,073	321,285
Loans held for sale, at fair value	46,659	82,295	177,350
Loans, net:
Community Banking segment, excluding PPP loans	1,014,050	999,912	939,148
PPP loans	7,062	17,762	102,573
Mortgage Banking segment	9,106	8,826	10,501
Consumer Finance segment	371,623	343,403	293,781
Total assets	2,301,843	2,264,521	2,168,638
Deposits	1,969,661	1,914,614	1,831,982
Repurchase agreements	32,434	34,735	23,926
Other borrowings	55,669	55,726	55,809
Total equity	201,278	211,024	198,692

	For The
	Quarter Ended
Results of Operations	3/31/2022	3/31/2021
Interest income	$22,231	$23,076
Interest expense	1,755	2,400
Provision for loan losses:
Community Banking segment	(700)	-
Mortgage Banking segment	22	30
Consumer Finance segment	350	250
Noninterest income:
Gains on sales of loans	2,695	7,058
Other	4,034	7,017
Noninterest expenses:
Salaries and employee benefits	11,856	15,613
Other	8,355	9,406
Income tax expense	1,587	2,287
Net income	5,735	7,165

Fully-taxable equivalent (FTE) amounts[1]
Interest income on loans-FTE	20,510	21,830
Interest income on securities-FTE	1,733	1,341
Total interest income-FTE	22,349	23,217
Net interest income-FTE	20,594	20,817

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1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The
	Quarter Ended
Average Balances	3/31/2022	12/31/2021	3/31/2021
Securities	$407,007	$367,481	$288,696
Loans held for sale	50,196	98,279	165,769
Loans:
Community Banking segment, excluding PPP loans	1,012,904	1,007,382	952,802
PPP loans	10,493	24,094	93,074
Mortgage Banking segment	9,746	10,298	8,646
Consumer Finance segment	381,115	358,994	314,223
Interest-bearing deposits in other banks	255,027	215,826	125,439
Total earning assets	2,126,488	2,082,354	1,948,649
Total assets	2,262,828	2,229,345	2,101,231

Time, checking and savings deposits	1,336,995	1,299,189	1,262,933
Repurchase agreements	32,724	36,065	21,188
Other borrowings	55,707	55,764	55,752
Total interest-bearing liabilities	1,425,426	1,391,018	1,339,873
Noninterest-bearing demand deposits	585,922	585,534	515,782
Total equity	208,755	203,283	189,105

Annualized Average Yields and Rates
Loans:
Community Banking segment	4.14%	4.30%	4.44%
Mortgage Banking segment	3.30	3.04	2.62
Consumer Finance segment	10.19	10.77	11.94
Time, checking and savings deposits	0.34	0.35	0.54
Net interest margin	3.93	4.09	4.33

Asset Quality	3/31/2022	12/31/2021	3/31/2021
Community Banking
Loans, excluding purchased loans and PPP loans	$973,510	$954,262	$870,811
Purchased performing loans[1]	51,938	56,798	77,491
Purchased credit impaired loans[1]	2,686	3,655	5,878
PPP loans[2]	7,062	17,762	102,573
Total loans	$1,035,196	$1,032,477	$1,056,753

Nonaccrual loans	$118	$2,359	$2,956
Other real estate owned (OREO)[3]	$-	$835	$907
Impaired loans[4]	$2,427	$5,058	$5,658

Allowance for loan losses (ALL)	$14,084	$14,803	$15,032
Nonaccrual loans to total loans	0.01%	0.23%	0.28%
ALL to total loans	1.36%	1.43%	1.42%
ALL to nonaccrual loans	11,935.59%	627.51%	508.53%
ALL to total loans, excluding purchased credit impaired loans[5]	1.36%	1.44%	1.43%
ALL to total loans, excluding purchased loans and PPP loans	1.45%	1.55%	1.73%
Annualized year-to-date net charge-offs to average loans	0.01%	0.01%	0.01%

Mortgage Banking
Total loans	$9,691	$9,389	$11,139
Nonaccrual loans	$329	$185	$30
Impaired loans	$157	$150	$-
ALL	$585	$563	$638
Nonaccrual loans to total loans	3.39%	1.97%	0.27%
ALL to total loans	6.04%	6.00%	5.73%
ALL to nonaccrual loans	177.81%	304.32%	2,126.67%
Annualized year-to-date net charge-offs to average loans	-%	-%	-%

Consumer Finance
Total loans	$396,722	$368,194	$317,144
Nonaccrual loans	$318	$380	$182
Repossessed assets	$165	$190	$156
ALL	$25,099	$24,791	$23,363
Nonaccrual loans to total loans	0.08%	0.10%	0.06%
ALL to total loans	6.33%	6.73%	7.37%
ALL to nonaccrual loans	7892.77%	6,523.95%	12,836.81%
Annualized year-to-date net charge-offs (recoveries) to average loans	0.04%	(0.14)%	0.51%

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1	Acquired loans are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for purchased performing loans was $1.0 million at 3/31/22, $1.1 million at 12/31/21 and $1.5 million at 3/31/21. The remaining discount for purchased credit impaired loans was $4.4 million at 3/31/22, $4.7 million at 12/31/21 and $5.6 million at 3/31/21.
2	The principal amount of outstanding PPP loans was $7.3 million at 3/31/22, $18.4 million at 12/31/21 and $106.3 million at 3/31/21.
3	Includes $835,000 at 12/31/21 related to the land and buildings of a former bank branch, which was consolidated into a nearby branch in 2019 and was sold in the first quarter of 2022.
4	Impaired loans includes $2.2 million of loans on nonaccrual at December 31, 2021. Impaired loans also includes $2.2 million and $2.7 million of TDRs at March 31, 2022 and December 31, 2021, respectively.
5	The ratio of ALL to total loans, excluding purchased credit impaired loans, includes purchased performing loans and loans originated under the PPP for which no allowance for loan losses is required.

	For The
	Quarter Ended
Other Performance Data	3/31/2022	3/31/2021
Net Income (Loss):
Community Banking	$3,517	$2,793
Mortgage Banking	866	2,545
Consumer Finance	2,062	2,527
Other	(710)	(700)
Total	$5,735	$7,165

Net income attributable to C&F Financial Corporation	$5,629	$7,061

Earnings per share - basic and diluted	$1.59	$1.92
Weighted average shares outstanding - basic and diluted	3,547,780	3,676,067

Annualized return on average assets	1.01%	1.36%
Adjusted annualized return on average assets[1]	1.00%	1.36%
Annualized return on average equity	10.99%	15.16%
Adjusted annualized return on average equity[1]	10.87%	15.16%
Adjusted annualized return on average tangible common equity[1]	12.47%	17.74%
Dividends declared per share	$0.40	$0.38

Mortgage loan originations - Mortgage Banking	$189,904	$422,503
Mortgage loans sold - Mortgage Banking	220,315	458,183

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[1]	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

Market Ratios	3/31/2022	12/31/2021
Market value per share	$50.53	$51.19
Book value per share	$56.57	$59.32
Price to book value ratio	0.89	0.86
Tangible book value per share[1]	$48.93	$51.66
Price to tangible book value ratio[1]	1.03	0.99
Price to earnings ratio (ttm)	6.64	6.44

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[1]	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	3/31/2022	12/31/2021	Requirements[3]
C&F Financial Corporation[1]
Total risk-based capital ratio	15.8%	15.8%	8.0%
Tier 1 risk-based capital ratio	13.1%	13.0%	6.0%
Common equity tier 1 capital ratio	11.5%	11.5%	4.5%
Tier 1 leverage ratio	9.7%	9.7%	4.0%

C&F Bank[2]
Total risk-based capital ratio	14.5%	14.5%	8.0%
Tier 1 risk-based capital ratio	13.2%	13.3%	6.0%
Common equity tier 1 capital ratio	13.2%	13.3%	4.5%
Tier 1 leverage ratio	9.8%	9.8%	4.0%

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[1]

The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies. The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

[2]	All ratios at March 31, 2022 are estimates and subject to change pending regulatory filings. All ratios at December 31, 2021 are presented as filed.
[3]	The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

	For The Quarter Ended
	3/31/2022	3/31/2021
Reconciliation of Certain Non-GAAP Financial Measures
Adjusted Net Income and Earnings Per Share
Net income, as reported	$5,735	$7,165
Branch consolidation[1]	(63)	-
Adjusted net income	$5,672	$7,165

Weighted average shares - basic and diluted	3,547,780	3,676,067

Earnings per share - basic and diluted, as reported	$1.59	$1.92
Branch consolidation	(0.02)	-
Adjusted earnings per share - basic and diluted	$1.57	$1.92

Adjusted Return on Average Equity (ROE)
Average total equity, as reported	$208,755	$189,105

Annualized ROE, as reported	10.99%	15.16%
Adjusted annualized ROE	10.87%	15.16%

Adjusted Return on Average Assets (ROA)
Average total assets, as reported	$2,262,828	$2,101,231

Annualized ROA, as reported	1.01%	1.36%
Adjusted annualized ROA	1.00%	1.36%

Adjusted Return on Average Tangible Common Equity
Average total equity, as reported	$208,755	$189,105
Average goodwill	(25,191)	(25,191)
Average intangibles	(1,937)	(2,242)
Average noncontrolling interest	(733)	(717)
Average tangible common equity	$180,894	$160,955

Adjusted net income	$5,672	$7,165
Amortization of intangibles	75	78
Adjusted net income attributable to noncontrolling interest	(106)	(104)
Adjusted net income attributable to C&F Financial Corporation	$5,641	$7,139

Adjusted annualized return on average tangible common equity	12.47%	17.74%

Adjusted Net Income, Community Banking Segment
Net income, community banking segment, as reported	$3,517	$2,793
Branch consolidation[1]	(63)	-
Adjusted net income, community banking segment	$3,454	$2,793

Fully Taxable Equivalent Net Interest Income[2]
Interest income on loans	$20,484	$21,813
FTE adjustment	26	17
FTE interest income on loans	$20,510	$21,830

Interest income on securities	$1,641	$1,217
FTE adjustment	92	124
FTE interest income on securities	$1,733	$1,341

Total interest income	$22,231	$23,076
FTE adjustment	118	141
FTE interest income	$22,349	$23,217

Net interest income	$20,476	$20,676
FTE adjustment	118	141
FTE net interest income	$20,594	$20,817

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1	Branch consolidation activity is net of related income taxes of $17,000 for the quarter ended March 31, 2022.
2	Assuming a tax rate of 21%.

	3/31/2022	12/31/2021
Tangible Book Value Per Share
Equity attributable to C&F Financial Corporation	$200,584	$210,318
Less goodwill	25,191	25,191
Less other intangible assets	1,902	1,977
Tangible equity attributable to C&F Financial Corporation	$173,491	$183,150

Shares outstanding	3,546,024	3,545,554

Book value per share	$56.57	$59.32
Tangible book value per share	$48.93	$51.66